Elamex Announces First-Quarter Financial Results

EL PASO, TX -- 05/03/2004 -- Elamex S.A. de C.V. (NASDAQ: ELAM), a diversified manufacturing services company with food, plastics and metals operations and real estate holdings in Mexico and the United States, today announced financial results for the first quarter of 2004.

First Quarter Results

First quarter 2004 operations are comprised of the Food Products segment (Franklin Connections) and Shelter Services. As explained below, the results of operations for Precision Tool, Die and Machine Company ("Precision") are reflected in the Elamex consolidated statement of operations through December 19, 2003, but are excluded from consolidation in subsequent periods. The Company also has a 50.1% investment in Qualcore, an unconsolidated joint venture that manufactures plastics and metal parts. The equity method of accounting is used to recognize the results of operations for Qualcore. The company is actively working to sell its interests in both Precision and Qualcore.

First quarter consolidated net sales totaled $19.8 million compared with $39.4 million for the first quarter of 2003. The Food Products segment represented $19.2 million, or 97.0%, of first-quarter 2004 consolidated net sales, compared with $16.7 million, or 42.4%, of consolidated net sales for the first quarter of 2003. Because the operations of Precision are excluded from consolidation in 2004, year-over-year comparison of quarters shows a large decrease in net sales. In the first quarter of 2003, Precision recorded $18.2 million of net sales, which was 46.2% of consolidated net sales. Shelter Services generated $4.0 million in first-quarter 2004 net sales, a year-over-year decrease of 53.5%, due primarily to the divestiture of certain operations related to that segment during the second quarter of 2003. Intersegment sales between Food Products and Shelter Services are eliminated in consolidation. The eliminations totaled $3.4 million for the first quarter of 2004 and $4.0 million in the first quarter of 2003.

Gross profit was $4.6 million, or 23.2% of sales, for the first quarter of 2004, compared with gross profit of $4.7 million or 11.9% of net sales for the first quarter of 2003. Total operating expenses for the first quarter of 2004 were $5.0 million compared with $9.5 million for the first quarter of 2003.

In the first quarter of 2003, recognition of $3.6 million of expense for impairment of goodwill attributable to Precision contributed to the net loss of $5.4 million, or $0.72 per basic and diluted share, compared to a net loss of $1.3 million, or $0.18 per basic and diluted share, in the first quarter of 2004.

Financial Reporting for Precision Tool, Die and Machine Company

In December 2003, Elamex announced that its board of directors had authorized the sale of Precision, the company's Metal Stamping segment, which filed for Chapter 11 protection on December 19, 2003. Neither Elamex nor any of its subsidiaries or affiliates have guaranteed any of the obligations of Precision.

As a consequence of seeking protection under bankruptcy laws, and in view of the specific pattern of facts in this situation, accounting rules require that Precision results of operations are included in the consolidated results of operations for Elamex and subsidiaries only through December 19, 2003. Thereafter, earnings or losses of Precision are recognized in accordance with the equity method of accounting, as defined by generally accepted accounting principles. Accordingly, no Precision revenues or expenses occurring subsequent to December 19, 2003, are reflected in the Elamex consolidated statement of operations. Management expects that no future losses will be recognized in connection with Precision because Elamex's investment in this subsidiary has been reduced to zero, it is now recorded under the equity method, and Elamex does not guaranty any of the debt of Precision.

The equity method also defines the balance sheet presentation of Precision. As of December 31, 2003, and March 31, 2004, the net amount of Elamex's investment in Precision is zero.

Financial Condition

At March 31, 2004, the Company had cash and cash equivalents totaling $1.6 million and total assets of $69.1 million. Long-term debt and capital leases, excluding current portion, totaled $16.8 million at March 31, 2004, and stockholders' equity totaled $29.7 million.

Solid First Quarter

"We are off to a good start in this first quarter of 2004, with top line growth and significant improvement in gross profits in our Food Services segment," Elamex President and Chief Executive Officer Richard P. Spencer said. "At the outset of this year we announced that we would concentrate our efforts on this segment, and that we would be focusing on continuing to build on current sales growth momentum and would work to improve the profit margin structure. We further stated that we would focus on expanding our food contract manufacturing business and would continue the ongoing process of sizing operating expenses to revenues. This quarter we achieved meaningful improvements in the operation of Franklin Connections. The first quarter is a seasonally low period in this industry, but Franklin Connections net sales increased 15.0% over the prior year first quarter. During that period the amount of gross profit increased 38.7%, and gross profit as a percentage of net sales increased to 22.4% in 2004 from 18.6% in 2003. Gross profit improvement was achieved primarily by higher capacity utilization in candy manufacturing operations and further migration of candy product sales from bulk to packaged quantities. Franklin Connections general and administrative expenses, selling expenses and distribution expenses decreased in comparison to the prior year quarter, even though net sales increased by 15%."

"Clearly we have made good progress on the stated objectives of sales growth and margin improvement, while reducing expenses below the gross profits level. Additionally, we have expanded our contract manufacturing operations by increasing the volumes on our existing customers and by initiating operations on a new contract manufacturing customer that has excellent potential," Spencer stated.

About Elamex

Elamex is a Mexican company with manufacturing operations and real estate holdings in Mexico and the United States. The Company is involved in the production of food items related to its candy manufacturing and nut packaging operations, and metal and plastic parts for the appliance and automotive industries. Elamex's competitive advantage results from its demonstrated capability to leverage low cost, highly productive labor, strategic North American locations, recognized quality and proven ability to combine high technology with labor-intensive manufacturing processes in world-class facilities. As a value added provider, Elamex's key business objectives include superior customer satisfaction, long-term supplier relationships and employee growth and development, with the ultimate goal of continuously building shareholder value.

Press releases by Elamex may include forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the Company's future growth and development. Information contained herein should be read in conjunction with the Company's periodic filings with the Securities and Exchange Commission, including its Form 10-K filing with the Securities and Exchange Commission for the year ended December 31, 2003. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially.

ELAMEX, S.A. DE C.V. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE DATA)
(UNAUDITED)

                                             Thirteen Weeks ended
                                     March 31, 2004        April 4, 2003
                                     --------------        -------------

Net sales                             $   19,780             $   39,428
Cost of sales                             15,146                 34,754
                                      ----------             ----------
   Gross profit                            4,634                  4,674
                                      ----------             ----------

Operating expenses:
   General and administrative              1,199                  1,945
   Selling                                 1,628                  1,744
   Distribution                            2,163                  2,218
   Goodwill impairment                                       3,580
                                      ----------             ----------
     Total operating expenses              4,990                  9,487
                                      ----------             ----------
     Operating loss                         (356)                (4,813)
                                      ----------             ----------

Other expense:
   Interest expense                         (520)                  (844)
   Equity in losses of
    unconsolidated subsidiaries             (376)                  (172)
   Other, net                                (24)                   (10)
                                      ----------             ----------
     Total other expense                    (920)                (1,026)
                                      ----------             ----------

     Loss before income taxes             (1,276)                (5,839)

   Income tax provision (benefit)             69                   (403)
                                      ----------             ----------

     Net loss                         $   (1,345)            $   (5,436)
                                      ==========             ==========

   Net loss per share, basic
    and diluted                       $    (0.18)            $    (0.72)
                                      ==========             ==========
   Shares used to compute net
    loss per share, basic
    and diluted                        7,502,561              7,510,762
                                      ==========             ==========

ELAMEX, S.A. DE C.V. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS OF U.S. DOLLARS)
(UNAUDITED)

                                      March 31, 2004      December 31, 2003
                                      --------------      -----------------
Assets

Current assets                        $   22,570             $   20,876
Property, plant and equipment, net        39,876                 39,956
Other assets, net                          6,676                  6,871
                                      ----------             ----------
                                      $   69,122             $   67,703
                                      ==========             ==========

Liabilities and Stockholders' Equity

Current liabilities                   $   22,641             $   19,535
Long-term debt and liabilities            16,798                 17,140
                                      ----------             ----------
   Total liabilities                      39,439                 36,675

Stockholders' equity                      29,683                 31,028
                                      ----------             ----------
                                      $   69,122             $   67,703
                                      ==========             ==========

Contact:
Sam Henry
915-298-3061
sam.henry@elamex.com